Exhibit 7

Unaudited computation of ratio of earnings to fixed charges
	Year ended 31 March
Under UK GAAP (unaudited)	2004	2003	2002	2001	2000
	£m	£m	£m	£m	£m
Fixed charges
Interest payable	1,091	1,123	971	1,156	405
Add: One third of rental expense	451	449	308	233	119
Add: Preference dividends	77	85	94	91	62

	1,619	1,657	1,373	1,480	586

Earnings
(Loss)/profit on ordinary activities before taxation	(5,047)	(6,208)	(13,539)	(8,086)	1,351
Less: Share of profit/(loss) in joint ventures and associated undertakings	546	(156)	(1,457)	(550)	(185)
Less: Share of net interest payable of joint ventures and associated undertakings	(215)	(295)	(342)	(327)	(51)
Less: Loss on ordinary activities before taxation – discontinued operations	(7)	(272)	(428)	—	—

	(5,371)	(5,485)	(11,312)	(7,209)	1,587
Add: Fixed charges	1,619	1,657	1,373	1,480	586
Add: Cash received from associated undertakings and joint ventures	1,801	742	139	353	236
Less: Preference dividends	(77)	(85)	(94)	(91)	(62)

	(2,028)	(3,171)	(9,894)	(5,467)	2,347

Ratio of earnings to fixed charges	(1.3)	(1.9)	(7.2)	(3.7)	4.0

Deficiency between fixed charges and earnings	(3,647)	(4,828)	(11,267)	(6,947)	—

	Year ended 31 March
Under US GAAP (unaudited)	2004	2003	2002	2001	2000
	£m	£m	£m	£m	£m
Fixed charges
Interest payable	1,091	1,123	971	1,156	405
Add: One third of rental expense	451	449	308	233	119
Add: Preference dividends	77	85	94	91	62

	1,619	1,657	1,373	1,480	586

Earnings
(Loss)/profit on ordinary activities before taxation	(5,047)	(6,208)	(13,539)	(8,086)	1,351
Adjusted for:
Less: Share of profit/(loss) in joint ventures and associated undertakings	546	(156)	(1,457)	(550)	(185)
Less: Share of net interest payable of joint ventures and associated undertakings	(215)	(295)	(342)	(327)	(51)
Less: Loss on ordinary activities before taxation – discontinued operations	(7)	(272)	(428)	—	—

	(5,371)	(5,485)	(11,312)	(7,209)	1,587
UK/US GAAP Adjustments (a)
Less: Goodwill amortisation charge of subsidiary companies	(6,520)	(5,487)	(5,120)	(3,034)	(113)
Add: Exceptional items	(476)	405	(85)	—	—
Add: Connection income	29	16	(15)	(54)	—
Add: Reorganisation costs	—	—	—	84	25
Less: Other	(213)	(52)	(53)	(87)	(9)

	(12,551)	(10,603)	(16,585)	(10,300)	1,490

Add: Fixed charges	1,619	1,657	1,373	1,480	586
Add: Cash received from associated undertakings and joint ventures	1,801	742	139	353	236
Less: Preference dividends	(77)	(85)	(94)	(91)	(62)

	(9,208)	(8,289)	(15,167)	(8,558)	2,250

Ratio of earnings to fixed charges	(5.7)	(5.0)	(11.0)	(5.8)	3.8

Deficiency between fixed charges and earnings	(10,827)	(9,946)	(16,540)	(10,038)	—

(a)	For discussion of significant differences between UK GAAP and US GAAP and a reconciliation of net income between amounts calculated under UK GAAP and under US GAAP, see Note 36 to the Consolidated Financial Statements.

The fixed charges and earnings have been restated for the years ended 31 March 2000, 2001, 2002 and 2003 to treat Japan Telecom as discontinued operations; to exclude from US GAAP earnings adjustments the minority interest in such adjustments; and to include additional amounts within rental expense in both fixed charges and earnings.